Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster Chief Financial Officer 408-894-0700	Lippert/Heilshorn & Associates Kirsten Chapman/Moriah Shilton 415-433-3777 mshilton@lhai.com

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER 2007

FINANCIAL RESULTS

- Fourth Quarter 2007 Royalties and License Fees Grew 31 Percent versus Prior Year Quarter

- 2007 Royalties and License Fees Grew 60 Percent versus 2006-

- Signs Definitive Agreement to Acquire FotoNation -

San Jose, Calif., January 31, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced its results for the fourth quarter and full year ended December 31, 2007.

Revenue Highlights: Fourth Quarter 2007

•	Total revenue was $53.0 million.

•	Royalty and license fees were $45.5 million.

•	Product and service revenue was $7.5 million.

Generally accepted accounting principles (GAAP) net income for the fourth quarter of 2007 was $13.0 million, or $0.27 per diluted share, and included non-cash charges of $4.9 million for stock-based compensation and $1.9 million for deal amortization.

Non-GAAP net income for the fourth quarter of 2007 was $25.1 million, or $0.51 per diluted share. Non-GAAP net income and operating expenses are defined as income and operating expenses adjusted for non-cash tax expense, deal amortization charges, and stock-based compensation. Non-GAAP net income per share equals non-GAAP net income divided by the weighted diluted share count as of that period end.

“Solid DRAM and wireless unit growth and new consumer optics licensees drove our full year 2007 royalties and license fees up approximately 60 percent compared to 2006,” said Bruce McWilliams, chairman, president and CEO for Tessera. “We are currently involved in two enforcement actions, and we believe their successful resolution could greatly increase our wireless market share in 2008.”

“Our consumer optics business continues to flourish with the recent signing of new consumer optics licensees, Toshiba and Nemotek. Today, we also announced we have signed a definitive agreement to acquire FotoNation, a leading provider of embedded imaging solutions for digital still camera and mobile phone applications. This agreement will add a powerful range of image enhancement technologies to what we are calling our “smart optics” portfolio, broadening the range of camera imaging technologies we are able to offer our customers on a single platform. We believe this will enable us to capture even greater market share of consumer optics and positions us well for strong long-term growth,” McWilliams concluded.

Revenue Highlights: Year Ended December 31, 2007

•	Total revenue was $195.7 million.

•	Royalty and license fees were $158.9 million.

•	Payments for past production were $2.2 million.

•	Product and service revenue was $34.6 million.

GAAP net income for the year ended December 31, 2007 was $45.1 million, or $0.93 per diluted share. Non-GAAP net income for the year was $96.5 million, or $1.95 per diluted share.

“Fourth quarter royalties and license fees were $45.5 million. DRAM and wireless unit growth remained strong, and we signed new consumer optics licenses in the quarter,” stated Charlie Webster, Tessera’s chief financial officer. “Total operating costs for the year were in line with annual guidance, and produced GAAP pre-tax operating profit of 34 percent of 2007 revenues, and non-GAAP pre-tax operating profit of 47 percent. For the fourth quarter and full year 2007, we generated $22 million and $106 million in operating cash flow, respectively. At December 31, 2007 we had $290 million in cash, cash equivalents and short-term investments and no debt.”

2008 Financial Guidance

Tessera has entered into a definitive agreement to acquire FotoNation and expects the transaction to close in February, 2008. The company expects the FotoNation acquisition will be neutral to 1-2 cents dilutive to non-GAAP earnings for the full year 2008 and accretive thereafter. In the first quarter of 2008, as a result of the acquisition Tessera anticipates recording a non-cash charge to GAAP earnings for in-process research and development. While revenues will not be material to Tessera near term, the company is confident FotoNation will contribute meaningfully to its long-term consumer optics royalties and license fees.

Total revenue for the first quarter of 2008 is expected to be within the range of $55 million to $57 million. First quarter 2008 royalty and license fees are projected to be between $47 million and $49 million. Products and Services revenue should be approximately $8 million.

Non-GAAP operating expenses for the first quarter are projected to be approximately $25.5 million, excluding litigation expenses but including expenses the company expects to incur as a result of its FotoNation acquisition. Litigation expenses are projected to range from $10 million to $15 million. The company’s book tax rate is projected to be 43 percent of pre-tax profit, but could be higher depending on the magnitude of the charge for in-process research and development. Cash taxes are projected to approximate $3.3 million in the first quarter. The fully diluted share count is expected to be 50 million shares.

“We believe there will be significant legal rulings in both the International Trade Commission and our action with Amkor in the first half of 2008. As this is an active time period for enforcement related activities, we are providing a wider range of litigation expense guidance. In addition, as these enforcement actions could result in significantly higher revenues in the second half of 2008, we are providing guidance for the first two quarters only,” Webster concluded.

Tessera expects revenue for the second quarter ending June 30, 2008 to be within the range of $53 million to $55 million. The second quarter’s 2008 royalty and license fees are projected to be between $46 million and $48 million. Products and Services revenue should be approximately $7 million.

Non-GAAP operating expenses for the second quarter of 2008 are projected to be approximately $27.0 million to $27.5 million, excluding litigation expenses but including expenses the company expects to incur as a result of its FotoNation acquisition. Litigation expenses are projected to range between $6 million and $10 million. The company’s book tax rate is projected to be 43 percent of pre-tax profit. Cash taxes are projected to approximate $3 million in the second quarter. The fully diluted share count is expected to be 50.2 million shares.

As per company policy, quarterly guidance does not include settlements from the company’s current enforcement actions.

Conference Call Information

Tessera Technologies will host its fourth quarter 2007 conference call on January 31, 2008 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers, dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 30192448.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the

Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that are adjusted for non-cash tax expense, and stock compensation and the requirements of SFAS No. 123(R), “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash deal amortization charges and all forms of stock-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP net income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 include more information about factors that could affect the company’s financial results.

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Royalty and license fees	$45,501	$34,789	$158,878	$99,606
Past production payments	-	5,499	2,167	83,132
Product and service revenues	7,539	9,974	34,643	25,988

Total revenues	53,040	50,262	195,688	208,726

Operating expenses:
Cost of revenues	3,791	5,736	17,708	19,359
Research, development and other related costs	10,420	7,474	37,526	20,063
Selling, general and administrative costs	22,716	16,218	74,314	70,309

Total operating expenses	36,927	29,428	129,548	109,731

Operating income	16,113	20,834	66,140	98,995
Other income, net	3,255	2,098	11,941	6,499

Income before taxes	19,368	22,932	78,081	105,494
Income tax provision(1)	6,366	9,095	32,943	44,143

Net income attributable to common stockholders	$13,002	$13,837	$45,138	$61,351

Basic and diluted net income per share attributable to common stockholders:
Net income per common share - basic	$0.27	$0.30	$0.95	$1.33

Net income per common share - diluted	$0.27	$0.28	$0.93	$1.27

Weighted average number of shares used in per share calculations - basic	47,912	46,687	47,566	46,102

Weighted average number of shares used in per share calculations - diluted	48,837	48,852	48,637	48,385

(1)	Includes a one-time tax benefit due to a tax rate change in a foreign jurisdiction.

TESSERA TECHNOLOGIES, INC.

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Non-cash income tax expense	$5,285	$6,592	$26,301	$38,871
Stock compensation - cost of revenues	$478	$604	$2,200	$2,924
Stock compensation - research, development and other related costs	$798	$581	$2,629	$1,021
Stock compensation - selling, general and administrative	$3,611	$3,233	$13,270	$11,422
Amortization of acquired intangibles - cost of revenues	$423	$422	$1,690	$704
Amortization of acquired intangibles - research, development and other related costs	$1,265	$269	$4,471	$1,075
Amortization of acquired intangibles - selling, general and administration	$202	$202	$807	$349
Adjustment for acquired inventory	$-	$657	$-	$1,562

Weighted average number of shares used in per share calculations excluding the effects of 123R - diluted	49,594	49,262	49,453	48,851

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2007	December 31, 2006(2)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$207,158	$194,076
Short-term investments	82,566	-
Accounts receivable, net	13,464	6,783
Inventories	1,817	1,548
Short-term deferred tax assets	5,291	4,814
Other current assets	3,544	13,434

Total current assets	313,840	220,655
Property and equipment, net	29,443	24,705
Intangible assets, net	51,336	27,529
Goodwill	35,489	35,425
Long-term deferred tax assets	12,937	12,530
Other assets	1,391	444

Total assets	$444,436	$321,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,301	$3,895
Accrued legal fees	4,789	3,166
Accrued liabilities	9,532	7,350
Deferred revenue	469	646
Income tax payable	1,274	376

Total current liabilities	18,365	15,433

Long-term deferred tax liabilities	7,747	-
Stockholders’ equity:
Common Stock	48	47
Additional paid-in capital	313,387	245,019
Treasury Stock	(544)
Accumulated other comprehensive loss	(494)	-
Retained earnings	105,927	60,789

Total stockholders’ equity	418,324	305,855

Total liabilities and stockholders’ equity	$444,436	$321,288

(2)	Derived from audited financial statements

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
GAAP Net Income	$13,002	$13,837	$45,138	$61,351

Adjustments to GAAP net income:
Stock compensation - cost of revenues	478	604	2,200	2,924
Stock compensation - research, development and other related costs	798	581	2,629	1,021
Stock compensation - selling, general and administrative	3,611	3,233	13,270	11,422
Amortization of acquired intangibles - cost of revenues	423	422	1,690	704
Amortization of acquired intangibles - research, development and other related costs	1,265	269	4,471	1,075
Amortization of acquired intangibles - selling, general and administrative	202	202	807	349
Non-cash income tax expense	5,285	6,592	26,301	38,871
Adjustment for acquired inventory	-	657	-	1,562

Non-GAAP net income	$25,064	$26,397	$96,506	$119,279

Non-GAAP net income per common share - diluted	$0.51	$0.54	$1.95	$2.44

Weighted average number of shares used in per share calculations excluding the effects of 123R - diluted	49,594	49,262	49,453	48,851

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